As filed with the Securities and Exchange Commission on September 14, 2004.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Intermix Media, Inc.

(Exact name of registrant as specified in its charter)

Delaware	06-1556248
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

6060 Center Drive, Suite #300

Los Angeles, California 90045

(Address of Principal Executive Offices, including zip code)

Intermix Media, Inc. 2004 Stock Awards Plan

(Full title of the plan)

Christopher S. Lipp

Secretary, Senior Vice President and General Counsel

6060 Center Drive, Suite #300

Los Angeles, California 90045

(310) 215-1001

(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration Fee (2)
Intermix Media, Inc. Common Stock, $0.001 par value per share	3,000,000	$2.28	$6,840,000	$867

(1)	Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the employee benefit plan described herein as the result of any future stock split, stock dividend or similar adjustment of Intermix Media, Inc.’s outstanding common stock.

(2)	Estimated pursuant to Rule 457(c) solely for purposes of calculating amount of registration fee, based upon the average of the high and low selling prices on September 13, 2004, as reported on the Pink Sheets.

PART II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference into this registration statement:

(a) Intermix Media, Inc.’s (the “Company” or the “Registrant”) Annual Report on Form 10-K for the year ended March 31, 2004, filed with the Securities and Exchange Commission (the “Commission”) on June 15, 2004, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed.

(b) Registrant’s Proxy Statement dated July 30, 2004, filed with the Commission on July 16, 2004.

(c) All other reports filed by Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in paragraph (a) above.

(d) The description of the Company’s common stock, Series A 6% Convertible Preferred Stock and Series B Convertible Preferred Stock, is contained in the Certificate of Incorporation of the Company, dated October 31, 2002, the Certificate of Designation of Series A 6% Convertible Preferred Stock of the Company, dated October 31, 2002, and the Certificate of Designation of Series B Convertible Preferred Stock of the Company, dated October 31, 2002, respectively. These three documents were included in the Form 8-K filed with the Commission on January 9, 2003. The Certificate of Designation of Series C Convertible Preferred Stock of the Company and the Certificate of Designation of Series C-1 Convertible Preferred Stock of the Company, both dated as of October 31, 2003, were included in a Form 8-K filed with the Commission on November 6, 2003. The Certificate of Designation of Series A 6% Convertible Preferred Stock of the Company and the Certificate of Designation of Series B Convertible Preferred Stock of the Company were amended on February 17, 2004 and these amendments were included in the Annual Report on Form 10-K filed with the Commission on June 15, 2004.

In addition, all documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

As permitted by Section 145 of the Delaware General Corporation Law (the “DGCL”), the Company’s Bylaws provide that (i) the Company is required to indemnify its directors and executive officers to the fullest extent permitted by the DGCL, (ii) the Company may, in its discretion, indemnify other officers, employees and agents as set forth in the DGCL, (iii) to the fullest extent permitted by the DGCL, the Company is required to advance all expenses incurred by its directors and officers in connection with a legal proceeding (subject to certain exceptions), (iv) the rights conferred in the Bylaws are not exclusive, (v) the Company is authorized to enter into indemnification agreements with its directors, officers, employees and agents and (vi) the Company may not retroactively amend the Bylaws provisions relating to indemnity.

The Company may purchase insurance in which it is the named insured which may provide coverage for certain directors’ and officers’ claims.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

The exhibits to this registration statement are listed in the Index to Exhibits which immediately follows the signature page hereto.

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Los Angeles, State of California on September 13, 2004.

Intermix Media, Inc.

By:	/s/ Thomas J. Flahie
Thomas J. Flahie Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By	/s/ Richard M. Rosenblatt Richard M. Rosenblatt Chief Executive Officer and Director (Principal executive officer)	September 13, 2004

By	/s/ Thomas J. Flahie Thomas J. Flahie Chief Financial Officer (Principal financial and accounting officer)	September 13, 2004

By	/s/ Brett C. Brewer Brett C. Brewer Director	September 13, 2004

By	/s/ Daniel L. Mosher Daniel L. Mosher Director	September 13, 2004

By	/s/ Lawrence R. Moreau Lawrence R. Moreau Director	September 13, 2004

By	/s/ Jeffrey S. Edell Jeffrey S. Edell Chairman of the Board of Directors	September 13, 2004

By	/s/ David S. Carlick David S. Carlick Director	September 13, 2004

By	/s/ Andrew T. Sheehan Andrew T. Sheehan Director	September 13, 2004

By	/s/ James R. Quandt James R. Quandt Director	September 13, 2004

INDEX TO EXHIBITS

Exhibit	Description

4	Intermix Media, Inc. 2004 Stock Awards Plan (1)

5	Opinion of Pillsbury Winthrop LLP *

23.1	Consent of Moss Adams LLP *

23.2	Consent of Merdinger, Fruchter, Rosen & Company, LLP *

*	Filed herewith.

(1)	Incorporated by reference to Intermix Media, Inc.’s Form DEF 14A, Definitive Notice and Proxy Statement Appendix A, filed on July 16, 2004.